Exhibit 99.3

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of October 5, 2020 (the “Effective Date”), by and among Nam Tai Property Inc. (the “Company”), Greater Sail Limited (“Kaisa”) and West Ridge Investment Company Limited (“WR” and together with Kaisa, the “Investors”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, (i) the Company and Kaisa has entered into that certain Purchase Agreement (the “Kaisa Purchase Agreement”), pursuant to which the Company will issue and sell and Kaisa will purchase, 16,051,219 Common Shares (the “Kaisa Shares”), subject to the terms and conditions thereof and (ii) the Company and WR has entered into that certain Purchase Agreement (the “WR Purchase Agreement”, and together with the Kaisa Purchase Agreement, the “Purchase Agreements”), pursuant to which the Company will issue and sell and WR will purchase, 2,603,366 Common Shares (the “WR Shares”, and together with the Kaisa Shares, the “Purchase Shares”); and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreements (each, a “Closing”) that, among other things, this Agreement has been executed and delivered by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises, mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.	Definitions

For the purposes of this Agreement:

(a)	Affiliate

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first- mentioned Person.

(b)	Business Day

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York, Hong Kong and the PRC are authorized or obligated by applicable Law to remain closed or close prior to 5:00 p.m. of the applicable local time.

(c)	Common Shares

“Common Shares” shall mean the common shares of the Company, par value $0.01 per share.

(d)	Form F-3

“Form F-3” shall mean any such form under the Securities Act being in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission of the United States of America (the “Commission”). Such form permits the inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(e)	Governmental Entity

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government, (c) any arbitrator, arbitral body or mediator and (d) any self-regulatory organization (including the NYSE, The Stock Exchange of Hong Kong Limited, or any other securities market).

(f)	Holder

“Holder” shall mean each Investor and any permitted assignee of the Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(g)	Law

“Law” means any applicable federal, national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

(h)	Order

“Order” means any judgment, order, decision, ruling, determination, writ, injunction, decree or arbitration award

(i)	Outstanding Registrable Securities

The number of the “Outstanding Registrable Securities” means the number of Common Shares held by the Holders which are Registrable Securities.

(j)	Person

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

(k)	PRC

“PRC” means the People’s Republic of China, excluding for purposes of this Agreement only, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

(l)	Registrable Securities

“Registrable Securities” shall mean (i) the Purchase Shares, (ii) the Common Shares of the Company held by an Investor immediately prior to the applicable Closing, excluding such Common Shares held by Kaisa Group Holdings Limited, an affiliate of Kaisa (“Kaisa Holdings”), that already enjoy the benefit of certain registration rights pursuant to that certain Expense Reimbursement Agreement, dated as of November 16, 2018, by and between the Company and Kaisa Holdings (as such agreement may be amended from time to time) (the “Previously Acquired Shares”), (iii) the Common Shares of the Company acquired by an Investor after the applicable Closing (“Future Acquired Shares”) and (iv) Common Shares obtained by an Investor or an Affiliate of an Investor through any stock split, stock dividend or any similar issuance in respect of the Purchase Shares, the Previously Acquired Shares or the Future Acquired Shares.

Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Agreement are not expressly assigned in accordance with this Agreement, or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act of 1933 of the United States of America (“Securities Act”), or in a registered offering, or otherwise.

(m)	Registration Statement

“Registration Statement” shall mean any registration statement of the Company filed with, or to be filed with, the Commission under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

2.	Demand Registration

(a)	Request by Holder

If the Company shall receive a written request from the Holders possessing collectively at least twenty percent (20%) of the Outstanding Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all the Holders other than the Holders initiating the registration request pursuant to this Section 2 (the “Initiating Holders”), and use its best efforts to effect, as soon as practicable, but in any event no later than sixty (60) days after receipt of the Request Notice, the registration under the Securities Act of all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders by providing written notice to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations set forth in this Section 2.

(b)	Underwriting

If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Clause 2(a). In such an event, the right of any Holder to include its, his or her Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all the Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of the Outstanding Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that in all public offering of securities, the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), which notice shall be delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registrations

The Company shall be obligated to effect only four (4) such registrations pursuant to this Section 2; provided, that a registration requested pursuant to this Section 2 shall not be deemed to have been effected for purposes of this Section 2(c) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth in Section 5(a) and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by act or omission of the Holders of Registrable Securities).

(d)	Deferral

Notwithstanding the foregoing, if the Company furnishes to the Holder or Holders initiating a registration request under this Section 2 a certificate signed by a director of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)	Expenses

All expenses incurred in connection with any registration, pursuant to this Section 2, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company and the Initiating Holders, shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Outstanding Registrable Securities agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration).

3.	Piggyback Registrations

The Company shall notify all the Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (other than in respect of any registration statement to be filed pursuant to Section 2 of this Agreement) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Underwriting

If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude all of the Registrable Securities from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)	Expenses

All expenses incurred in connection with a registration pursuant to this Section 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(c)	Not Demand Registration

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4.	Form F-3 Registration

4.1
In case the Company shall, at any time after it has become eligible to use Form F-3, receive from any Holder or Holders of ten percent (10%) of all the Outstanding Registrable Securities a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice

promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration

as soon as practicable, but in any event no later than sixty (60) days after receipt of the Request Notice, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by paragraph (a) of this Section 4.1.

4.2	Expenses

The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company and the Holders.

4.3	Deferral

Notwithstanding the foregoing, if the Holder or Holders of twenty percent (20%) of all the Outstanding Registrable Securities request the filing of a registration statement pursuant to this Section 4 and the Company furnishes to such Holder or Holders a certificate signed by a director of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve
(12) month period.

4.4	Not Demand Registration

Form F-3 registrations pursuant to this Section 4 shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holder or Holders may request registration of Registrable Securities under this Section 4.

5.	Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement

prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and remain effective for a period of time required for the disposition of such Registrable Securities by the Holders thereof, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days or in the case of registration on Form F-3, a period of three (3) years;

(b)	Amendments and Supplements

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)	Prospectuses

furnish to the Holders such number of conformed copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits), and copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)	Blue Sky

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	Underwriting

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notification

promptly notify each Holder of Registrable Securities covered by such registration statement at any time (i) when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) of any request by the Commission for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

(g)	Post-Effective Amendments

upon the occurrence of any event contemplated by Section 5(f)(i) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 5(f)(i) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 5(g);

(h)	Opinion and Comfort Letter

furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent auditors of the Company, in form and substance as is customarily given by independent auditors to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(i)	Compliance with Securities Law

comply with all applicable rules and regulations of the Commission, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Holders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable

Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month periods;

(j)	Listing Applications

cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

(k)	FINRA

cooperate with each Holder of Registrable Securities covered by such registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel, as such Holder’s expense, in connection with any filings required to be made with FINRA;

(l)	Counsel Review

at least ten (10) days before the filing of such Registration Statement, prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by the Holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to such counsel’s reasonable review and comment;

(m)	Company Disclosure

make reasonably available for inspection by a maximum of two representatives of the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration; and

(n)	Transfer Agent

procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

6.	Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holder or Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

7.	Indemnification

In the event any Registrable Securities are included in a registration statement under Section 2, 3 or 4:

(a)	By the Company

To the extent permitted by law the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)
any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)
any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in paragraph 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling Person of such Holder.

(b)	By Selling Holders

To the extent permitted by law, each selling Holder will indemnify and hold harmless (on a several, but not joint or joint and several basis) the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any Person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs solely in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this paragraph 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; and provided, further, that the total amounts payable in indemnity by a Holder under this paragraph 7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)	Contribution

If the indemnification provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. If the allocation provided in this paragraph (c) is not permitted by applicable law, the parties shall contribute based upon the relevant benefits received by the Company from the initial offering of the Registrable Securities on the one hand and the net proceeds received by the Holders from the sale of the Registrable Securities on the other.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person (as defined in the 1934 Act) guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)	Notice

After receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 7 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(e)	Survival

The obligations of the Company and the Holders under this Section 7 shall survive until the expiration of the applicable statutes of limitation or extensions of such statutes.

8.	No Registration Rights to Third Parties

Without the prior written consent of the Holders of a majority in interest of the Outstanding Registrable Securities, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F- 3 registration rights described in this Agreement, or otherwise) relating to shares or any other voting securities of the Company, other than rights that are subordinate in right to the Holders.

9.	[Reserved]

10.	Assignment

The rights and obligations under this Agreement may not be assigned without the prior written consent of the other party hereto; provided, however, the rights and obligations of any Holder hereunder may be assigned to an Affiliate of such Holder without the prior written consent of the Company. Any assignment pursuant to this Section 10 shall be invalid unless and until such successor or assign shall have executed and delivered to the Company a joinder in the form attached hereto as Exhibit A.

11.	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)	make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;

(b)	file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

(c)
furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.

12.	Termination of the Company’s Obligations

The Company shall have no obligations pursuant to Sections 2, 3 and 4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2, 3 or 4 (i) at such date after the date hereof at which such Holder, (A) can sell all shares held by it in compliance with Rule 144 without any volume, manner of sale or holding period restriction or (B) holds one percent (1%) or less of the Company’s outstanding Common Shares and all Registrable Securities held by such Holder (together with any Affiliate of a Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3) month period without registration in compliance with Rule 144.

13.	Term and Amendment

(a)	Term

This Agreement shall become effective immediately at the Effective Date, and shall automatically terminate eight (8) years after the Effective Date, unless earlier terminated with the written consent of the Company and the Investors holding a majority of the Outstanding Registrable Securities.

(b)	Amendment

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding and entitled to the registration rights set forth in this Agreement. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon all parties hereto.

14.	Severability

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.	Entire Agreement

This Agreement and the applicable Purchase Agreements constitute the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such proposals, representations, warranties, agreements or undertakings.

16.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

17.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument. For the purposes of section 8(1) of the Electronic Transactions Act, 2001 of the British Virgin Islands, each Party to this Agreement irrevocably consents to receiving the electronic signature of any other Party to this Agreement that uses an electronic signature to execute this Agreement. For the purposes of this Section 17, “electronic signature” shall be construed so as to include the electronic signature of each witness, if any, of an electronic signature used to execute this Agreement.

18.	Notices and Other Communication

Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 1 attached hereto. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of dispatch and if so sent by post shall be deemed received three (3) Business Days after the date of dispatch (in the case of local mail) and five (5) Business Days after the date of dispatch (in the case of overseas registered/certified mail).

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

19.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the Laws of the Hong Kong, without regard to principles of conflicts of Laws thereof. Any dispute, claim, controversy or difference arising out of or in connection with this Agreement or the transactions contemplated hereby, including any question regarding its existence, validity, interpretation, performance or termination or any dispute regarding any noncontractual obligation arising out of or in connection with it (a “Dispute”), shall be determined by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect. The award may be entered in any Court having competent jurisdiction thereof. There shall be three (3) arbitrators. The Company and the Investors agree that one arbitrator shall be designated by the claimant side of any arbitration (whether there are one or more claimants) and one arbitrator shall be designated by the respondent side of any arbitration (whether there are one or more respondents). Such arbitrators shall be designated within twenty (20) days of receipt by respondent (or respondents as the case may be) of the notice of arbitration; the third, presiding, arbitrator shall be designated by agreement of the two (2) party-appointed arbitrators within fourteen (14) days of the selection of the party-appointed arbitrators. The seat or place of arbitration shall be Hong Kong. The language of the arbitration shall be English.

This agreement to arbitrate shall be binding upon the Company and the Investors, and their respective successor and assigns. The arbitrators shall have no authority to award consequential, special or punitive damages. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs.

Except as may be required by Law, no party hereto may disclose the existence, content (including all submissions made to the arbitral tribunal and the transcript of any proceedings) or any and all orders, decisions, and awards issued by the arbitral tribunal without the prior written consent of the other party hereto, unless necessary to protect or pursue a legal right, including the right to seek annulment, recognition, and/or enforcement of any award.

This agreement to arbitrate is governed by the Laws of Hong Kong

20.	Aggregation of Shares

All Common Shares held or acquired by Affiliates of an Investor shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

21.	Effectiveness

Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective subject to, and contemporaneously with, the closing of the transactions contemplated by the Purchase Agreement.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NAM TAI PROPERTY INC.

By: /s/ Lai Ling Tam
Name:	Lai Ling Tam
Title:	Executive Chairman of Board of Directors

[Signature page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

GREATER SAIL LIMITED

By: /s/ Lee Kin Ping Gigi
Name:	Lee Kin Ping Gigi
Title:	Director

[Signature page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WEST RIDGE INVESTMENT COMPANY LIMITED

By: /s/ Wai Yin Luk
Name:	Wai Yin Luk
Title:	Director

[Signature page to Registration Rights Agreement]

Exhibit A

Form of Joinder

[attached]

NAM TAI PROPERTY INC.

Joinder to
Registration Rights Agreement

[DATE]

By executing and delivering this joinder, the undersigned hereby agrees to become a party to and to be bound by the terms and conditions of that certain Registration Rights Agreement, dated as of October 5, 2020, by and among Nam Tai Property Inc., Greater Sail Limited and West Ridge Investment Company Limited (the “Registration Rights Agreement”), a “Holder” thereunder.

The undersigned hereby authorizes this signature page to be attached to the Registration Rights Agreement.

INVESTOR:

[INSERT NAME & SIGNATURE BLOCK]

By:
Name:
Title:
Address:

Agreed to and accepted:

NAM TAI PROPERTY INC.

By:
Name:
Title:

SCHEDULE 1
ADDRESSES AND FAX NUMBERS FOR NOTIFICATION